UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 20, 2006

DiamondRock Hospitality Company

(Exact name of registrant as specified in charter)

Maryland	001-32514	20-1180098

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6903 Rockledge Drive, Suite 800
Bethesda, MD 20817
(Address of Principal Executive Offices) (Zip Code)

(240) 744-1150
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  Entry into a Material Definitive Agreement.

An affiliate of DiamondRock Hospitality Company (“DiamondRock”) signed a purchase agreement (the “Agreement”) with an affiliate of Walton Street Capital, L.L.C. to acquire the 492-room Renaissance Austin Hotel and the 521-room Renaissance Waverly Atlanta Hotel (the “Renaissance Hotels”) for a purchase price of $237.5 million, at the time of signing the Agreement DiamondRock made a refundable $11.875 million deposit.  That Agreement was subject to a material due diligence related condition precedent which was satisfied on November 20, 2006.  As a result, on November 20, 2006, the Agreement became a commitment enforceable against DiamondRock and our $11.875 million deposit became non-refundable. The acquisition is scheduled to close in December of 2006.

We cannot assure you that we will acquire the Renaissance Hotels because the proposed acquisition is subject to a variety of factors.

The foregoing summary of our acquisition of the Renaissance Hotels is qualified in its entirety by the full terms and conditions of the Purchase Agreement, as of November 13, 2006, by and among WSRH Austin, L.P., WSRH Atlanta Waverly, L.L.C. and DiamondRock Hospitality Limited Partnership, a copy of which is filed as Exhibit 10.1 to the Form 8-K and is incorporated herein by reference.

In addition, DiamondRock intends to incur $97 million of secured mortgage financing from an affiliate of Goldman Sachs Mortgage Company. That loan is expected to have an interest rate of 5.5025% and to be interest only for the full 10 year term. DiamondRock also intend to incur $83 million of secured mortgage financing from an affiliate of Merrill Lynch Mortgage Lending, Inc. That loan is expected to have an interest rate of 5.5065% and to be interest only for the full 10 year term.

ITEM 9.01.  Financial Statements and Exhibits.

          (d)          Exhibits.

See Index to Exhibits attached hereto.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMONDROCK HOSPITALITY COMPANY

Date: November 20, 2006	By:	/s/ Michael D. Schecter

Michael D. Schecter
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Purchase Agreement, dated as of November 13, 2006, by and among WSRH Austin, L.P., WSRH Atlanta Waverly, L.L.C. and DiamondRock Hospitality Limited Partnership

99.1	Press Release dated November 20, 2006